SpectraSite International, Inc. and Transco (BG Group plc) Announce Joint
        Venture to Develop an Independent Communications Towers Business


CARY, N.C., April 13 /PRNewswire/ -- SpectraSite International, Inc., a subsidiary of SpectraSite Holdings, Inc. (Nasdaq: SITE - news) and Transco, the arm of BG Group plc which runs Britain's gas network, today announced an agreement to develop jointly a towers business to support Europe's growing mobile communications industry as it upgrades from the second to the third generation (3G) of mobile phone technology.

The joint venture, which is subject to satisfaction of a number of conditions, will be owned 50:50. The main aspects of it are as follows:

    -- The joint venture will provide a full array of infrastructure services to wireless communications operators, ranging from the construction and leasing out of communications towers through to the planning, maintenance and management of wireless networks as a comprehensive service.

    -- Transco will transfer into the joint venture existing operational communications towers, and industrial land suitable for the construction of new towers. The terms of the transfer of these assets will not affect Transco's ability to meet its telecommunications requirements for the ongoing provision of gas transportation services.

    -- SpectraSite will provide intellectual  property and extensive know-how in addition to wireless network development skills and expertise to manage and market the joint venture. They will also be incorporating a wireless network development services company into the venture and providing funds for future developments and possible acquisitions. Alex Gellman, currently of SpectraSite has been named Chief Executive Officer of the joint venture.

    -- Initially, it is intended that some 700 established communications structures, previously operated by Transco, will be transferred into the joint venture. Also, the joint venture will have rights to use Transco's substantial portfolio of industrial and commercial property -- some 18,000 sites -- from which it is planned that an initial 1,500 new towers will be developed as a first phase.

    -- The enterprise value of the company on formation is estimated at 260 million pounds sterling ("pounds")(US $412 million). This reflects the assets, funds and options initially injected into the joint venture by the partners.

    -- The initial focus of the joint venture will be Great Britain where demand for communications towers is being driven by the introduction of 3G technology and the imminent award of licences following the current auction process. Britain is ahead of most other European countries in making the step to 3G mobile phones, which will offer services such as high-speed internet access, e-mail and the capacity to download music
       and video.  Building  on  this  experience,   the  partners  plan  to
       pursue opportunities to develop similar telecommunications infrastructure in other selected European markets as they upgrade to 3G technology.

    -- It is foreseen that 3G mobile phone licensees planning countrywide coverage will each require access to some 10,000 communications towers sites compared with 3,000 for existing second generation mobile networks. Recognizing the environmental and planning pressures, which will stem from this expansion, the joint venture will offer access to its towers to any wireless communications operator, thereby facilitating the maximum shared utilisation of the available assets.

Consistent with the BG Group's 22 March announcement that it intends to pursue a demerger, the joint venture will be undertaken initially by the BG Group and, after demerger, by the new Transco group.

Commenting on the deal, Phil Nolan,
the BG Executive Director responsible for Transco and Chief Executive designate of the proposed Transco group, said:

"Today's announcement of our joint venture with SpectraSite is an important first step in developing a substantial telecoms business based on the complementary use of Transco's assets and capabilities, and the comprehensive countrywide coverage of the gas network.

"As the network
operator and service provider for Britain's information- based gas industry, this is a natural move for us -- especially now that the telecoms infrastructure requires major expansion. SpectraSite has an excellent track record in wireless network development in the US, and together we plan to make the most of this expertise in conjunction with our assets."

Stephen  Clark,  Chief  Executive
Officer of SpectraSite, said: "This joint venture will make a significant impact on the deployment and adoption of 3G technology throughout Europe. The multi-carrier network that we develop will be crucial, particularly for new entrants to the British market, as it eliminates the need to build a mobile infrastructure from scratch. We plan to build out our British network, then expand into other Western European markets.

"We believe that the increase in
demand for sites combined with Transco's properties and our experience provides a unique opportunity for the venture.

"The zoning climate throughout the UK has become increasingly difficult, so gaining access to Transco's properties provides us with a significant advantage moving forward. Some of the existing Transco towers have capacity for 3-4 additional tenants, which represents significant recurring revenue potential. The joint venture marks SpectraSite's first move into Europe, and is consistent with our overall strategy to pursue high-growth wireless markets."

In a separate transaction also released today, SpectraSite announced that it has acquired Ample Design Ltd., one of the UK's largest wireless network development services providers, for approximately 12 million pounds (US $19 million). Ample will be incorporated into the joint venture and will play a key role in providing network development services to future clients of the venture.
    Notes:
    * SpectraSite Holdings, Inc based in Cary, North Carolina, is one of the leading providers of outsourced antennae site and network services to the wireless communications and broadcast industries in the United
       States and Canada. SpectraSite's business includes the ownership and leasing of antennae sites on towers, managing rooftops and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. SpectraSite owns or manages more than 15,000 sites, including 3,000 owned towers, in 98 of the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, Sprint
       PCS, AT&T Wireless, VoiceStream Communications, Tritel Communications, Teligent, Winstar, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

    * BG Group, formed from the demerger of Centrica from British Gas early in 1997, is a leading international energy company, involved in gas and oil exploration and production, gas transmission and distribution, liquefied natural gas manufacture and transportation, power generation and gas market development. BG International is active in more than 20 countries. In Britain, BG's Transco business owns and operates the regulated gas transportation network used by shippers to transport gas to 20 million customers.

    * On 22 March 2000, the BG Group announced its intention to pursue a demerger which will separate its two principal businesses, Transco and BG International, in order to provide each with greater opportunities to realise their potential for growth, based on different core skills and markets. The new Transco group which would be formed from this demerger would partner SpectraSite in the joint venture which is the subject of this press release.

    * Ample Design Ltd, was founded in 1996 and is dedicated to telecom and data network development. For the past five years, Ample has helped the major operators and equipment vendors rollout wireless and wire line networks. To date Ample has delivered 3000 sites in over 18 countries. The introduction of 3G network technology, and the increase in overseas demand has seen significant growth in the need for the services and the skills that Ample offers.

    * 3G technology will allow mobile companies to offer services such as high-speed Internet access, e-mail and the capacity to download music and video at speeds of up to two megabits per second -- more than 200 times faster than current standards. It is expected that the first consumer products using the new technology will be launched in 2002. The auction of the UK's five 3G licences continues, with bids totaling over 18 billion pounds (US $28.5 billion) at close of business
       April 12, 2000.

    * Investment bankers Dresdner Kleinwort Benson and Morgan Stanley Dean Witter have advised and represented BG and SpectraSite, respectively, during the negotiations to form the joint venture.

    For further information please contact:

    BG Group
    Investor Relations:  Gary Rawlinson, Tel: +44-118-929-3021
    Media Relations:  Gillian Home, Tel: +44-118-929-3007
                      Jim Willison, Tel: +44-118-929-3301

    Web site -- http://www.BG-Group.com

    SpectraSite Holdings, Inc. and Ample Design Ltd.
    Investor Relations:  Ryan Barr, Tel: 212-986-6667,
                                    e-mail: barr@braincomm.com
    Media Relations:  Noreen Allen, Tel: 919-465-6678
                      e-mail: noreen.allen@spectrasite.com

    Web site -- http://www.spectrasite.com
This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect
subsequently   occurring   events   or   circumstances.

SOURCE:   SpectraSite International, Inc.